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                              EXHIBIT 5 AND 23(b)





                             October 30, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Old Kent Financial Corporation
    DIRECTORS' DEFERRED COMPENSATION PLAN

Ladies and Gentlemen:

         As general counsel for Old Kent Financial Corporation, a Michigan corporation (hereinafter called the "Company"), we have examined and are familiar with the Company's Restated Articles of Incorporation, Bylaws, and other corporate records and documents and have made such further examination as we have deemed necessary or advisable in order to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly organized and is validly existing under the laws of the State of Michigan.

         2. Up to 50,000 shares of Common Stock, $1 par value, of the Company, and up to $4,000,000 of Directors' Deferred Compensation Obligations of the Company under the Plan, when issued and incurred in the manner described in its Form S-8 Registration Statement, are and will be legally issued, fully paid, non-assessable, binding obligations of the Company. It is further our opinion that the provisions of the Plan comply with all requirements of the Employee Retirement Income Security Act of 1974, as amended, pertaining to such provisions.

         We hereby consent to the filing of this opinion and consent as an exhibit to the Registration Statement on Form S-8 covering the Directors' Deferred Compensation Obligations to be issued pursuant to the Old Kent Directors' Deferred Compensation Plan.

                           WARNER NORCROSS & JUDD LLP


                           By /S/GORDON R. LEWIS
                                    Gordon R. Lewis
                                    A Partner